Exhibit 99.1

April 23, 2008

Dear Shareholder:

I am pleased to announce that the executive team of Xplore Technologies Corporation (“Xplore” or the “Company”) will host investor presentations at the Harvard Club in New York City on June 5, 2008, from 4:30 p.m. to 6:30 p.m., and on June 6, 2008, from 8:00 a.m. to 10:00 a.m.  In addition to providing an update on the progress and status of our initiatives to enhance Xplore’s value, several of our new products will be showcased.  This letter is a brief summary of some of the points we plan to address in greater detail at the investor presentations.  We believe the Harvard Club meetings will provide you with an opportunity to gain a better understanding of the Company and we encourage your attendance and early registration (please refer to the registration details attached to this letter).1

We believe we have positioned Xplore for significant future revenue growth.  Our key initiatives include the following:

•	New product development
•	Enhanced focus on military markets
•	Continued penetration into the Fortune 500/Global 2000 markets
•	Establishment of key relationships with new suppliers
•	Completion of our migration to the United States

In addition to upgrading our iX104 Tablet PC offering (“iX104”), significant effort is being directed toward the development of several new products to expand Xplore’s addressable market. The first two products, which we plan to release during our current fiscal year, include a rugged notebook and a rugged convertible notebook.  Both devices will share a similar form factor and unique casing and design features which should enable these devises to be among the lightest, most technologically advanced rugged mobile computers available. When released to market, we believe these new products will expand Xplore’s addressable market tenfold to over $2 billion annually from its current level of approximately $200 million2.

Our iX104 remains a viable product based on its features and attractive 10.4 inch screen size.  We plan to build upon its success by releasing an upgraded version that will include a more

1 Similar meetings will be held in other major cities this fall, in case you are unable to attend either of the above mentioned meetings.
2 Venture Development Corporation’s Enterprise Mobility Solutions: Fourth Edition 2007 Service Year Mobile Device Offering Report August 2007

powerful processor and significant improvements to our award winning AllVue screen technology that delivers a bright picture both indoors and outdoors.

We have made a significant investment to expand our presence in the U.S. military market, one of the world’s largest consumers of rugged mobile computers.  In addition to creating a team focused on military opportunities, we believe we have developed a state of the art rugged docking station that when combined with our iX104 creates a highly flexible and functional system. We believe our efforts should position Xplore to compete more effectively in this market and we are working to secure our first large order.

We are extremely excited about the potential revenue growth expected from the introduction of new products and plan to showcase several prototypes and production quality devices at the Harvard Club.

We are very proud of our partner and reseller network, which has been an instrumental factor in the revenue growth Xplore has generated over the past few years. We continue to expand and improve our network to reach new markets and new geographies and to lay the groundwork for our expanded product offering.  Our efforts have resulted in attracting new and significant Fortune 500 and Global 2000 companies.

We have built a scalable infrastructure to support our growing business.  Wistron Corporation continues to manufacture our iX104.  To produce our new line of rugged notebooks, we engaged Pegatron Corporation, the contracting manufacturing service spin-off from Taiwan-based ASUS.  Both Pegatron and Wistron are recognized as leading providers of computers and electronic components to some of the world’s largest technology companies, including Dell and HP.  We expect these alliances to support our planned sales growth and product demand.

Last year, we completed our migration to the U.S. and are now an SEC reporting company, organized in Delaware with our common stock traded on the OTC Bulletin Board (“OTCBB”) under the symbol XLRTF.  Our OTCBB listing is expected to provide us with greater visibility and liquidity.

Although the turnaround of Xplore has taken longer than originally anticipated, we remain confident that Xplore is well positioned to achieve the potential that many of us recognized in the Company several years ago.  As CEO of Xplore and a managing member of Phoenix Venture Fund LLC, Xplore’s largest shareholder, I want to assure you that I remain committed to Xplore.  I look forward to sharing our excitement about Xplore and its prospects in early June at the Harvard Club.

Sincerely,

/s/ Philip Sassower

Philip Sassower,
Chairman and Chief Executive Officer

Xplore Technologies Corp.

Investor Presentation Registration Form

Xplore Technologies Corporation will host investor presentations in New York City at the Harvard Club, 35 W. 44th Street, on June 5, 2008, from 4:30 p.m. to 6:30 p.m., and on June 6, 2008, from 8:00 a.m. to 10:00 a.m.  Early registration is encouraged due to potential seating limitations.  Please fill out the questions below and indicate the meeting time of your preference.  Please send your completed form by email to Ms. Lucy Sorensen at lsorensen@sgphoenix.com or send by fax to 212-319-4970.

Name:  ______________________________

Address:  ____________________________

Phone No.:  __________________________

Fax No.:  ____________________________

Email Address:  _______________________

Currently an Investor in Xplore (circle one)  Yes    No

Meeting Preference (circle one):

June 5, 2008 4:30 p.m. to 6:30 p.m.	June 6, 2008 8:00 a.m. to 10:00 a.m.